Supplement

To Prospectus Supplement dated December 27, 2002

To Prospectus dated September 20, 2002

$941,043,160 (Approximate)

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

CSFB Mortgage-Backed Pass-Through Certificates,

Series 2002-AR33

The prospectus supplement dated December 27, 2002 to the prospectus dated September 20, 2002 with respect to the above captioned series is hereby amended as follows:

The definition of “Class III-X Notional Amount” on page S-77 is amended to read as follows:

For any distribution date, the sum of the Class Principal Balances of the Class III-A-1, Class III-A-3 and Class III-A-4 Certificates immediately prior to that distribution date.  The Class III-X Notional Amount as of the closing date will be approximately $350,407,000.

Credit Suisse First Boston

Underwriter

January 15, 2003